Exhibit 99.1

CytRx Corporation Announces Proposed Public Offering of Common Stock

LOS ANGELES – April 27, 2017 — CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology today announced a proposed public offering of its common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be consummated, or as to the actual size or terms of the offering.

H.C. Wainwright & Co. is acting as exclusive placement agent for the offering.

CytRx intends to use the net proceeds from the offering, if completed, for working capital and general corporate purposes, including clinical and regulatory activities, new drug discovery activities, and possible future strategic transactions.

The shares of common stock are being offered pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-217184) that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on April 21, 2017. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying base prospectus related to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov and may also be obtained from H.C. Wainwright & Co., LLC by calling (646) 975-6996 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements, including with respect to the completion, timing and size of the proposed public offering and the use of net proceeds of the offering. Such statements involve inherent risks and uncertainties, such as market risks and the risk that the conditions to the closing of the offering will not be satisfied and other risks detailed in CytRx’s most recent annual report filed with the SEC and current reports filed with the SEC since the filing of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

CytRx Corporation

David J. Haen

Vice President, Business Development and Investor Relations

(310) 826-5648, ext. 304

dhaen@cytrx.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Investor Relations Contact:

Argot Partners

Michelle Carroll

(212) 600-1902

michelle@argotpartners.com